Item 14 - Exhibit 10(g)(iii)

                 EMPLOYMENT AGREEMENT


     AGREEMENT dated as of March 1, 1993, between M. A. HANNA
COMPANY, a Delaware corporation (the "Corporation"), and
DOUGLAS J. McGREGOR ("Mr. McGregor").

                      WITNESSETH:

     WHEREAS, Mr. McGregor has been employed by the Corporation since March 1, 1988 under an Employment Agreement dated as of March 1, 1988; and

     WHEREAS, the parties wish to continue Mr. McGregor's employment on the terms and subject to the conditions hereinafter set forth.

     NOW, THEREFORE, in consideration of the premises, the parties hereto have agreed, and do agree, as follows:

     1. The Corporation agrees to employ Mr. McGregor and he agrees to serve it, on the terms and subject to the conditions herein set forth, for a period (the "Employment Period") commencing on March 1, 1993 and continuing through March 1, 1996, or on any earlier date this Agreement is terminated by Mr. McGregor's death or as otherwise provided herein.

     2. Mr. McGregor has been elected President and Chief Operating Officer. It is the intention of the Corporation that Mr. McGregor shall be continued as President and Chief Operating Officer of the Corporation during the Employment Period; provided, however, that the sole remedy of Mr. McGregor for any failure to be so included or continued shall be as provided for by Paragraph 6 hereof.

     3. During the Employment Period, Mr. McGregor shall devote his best efforts and all of his normal business time (reasonable vacations, periods of temporary leave, sick leave, and time devoted to civic and charitable activities excepted) to the business of the Corporation and its subsidiaries and affiliated companies. Mr. McGregor may hereafter accept service as a director of any other corporation approved by the Chief Executive Officer of the Corporation and receive compensation therefor; provided, however, that in the case of any other corporation Mr. McGregor shall be required to provide the Corporation with such evidence of directors and officers liability insurance and/or rights of indemnification as shall be acceptable to the Corporation.

     4. As President and Chief Operating Officer, Mr. McGregor shall be responsible to the Chief Executive Officer of the Corporation. He shall have all the responsibility and authority assigned to a President and Chief Operating Officer of a large multi-division corporation, subject always to responsibilities and delegated authority of the Chief Executive Officer and the Board of Directors of the Corporation.

     5. The Corporation agrees to compensate Mr. McGregor for the services rendered by him during the Employment Period as follows:

          (a) By paying him a base salary ("Base Compensation") at the rate of $370,000 per annum (or at a higher rate if and as the Chief Executive Officer may from time to time recommend to the Board of Directors for their approval and determination), payable in installments in accordance with the practice followed by the Corporation for its senior officers.

          (b)  By paying him an incentive compensation bonus
("Incentive Compensation Bonus") as may be recommended by the Chief Executive Officer and approved by the Board of Directors in conformity with established Corporation executive incentive guidelines.

          (c)  By awarding him, pursuant to the present or any future
Long Term Incentive Plan or other benefit plans of the Corporation, in respect to each year (or portion thereof) of his employment, an amount of Long Term Incentive Plan Awards ("LTIP Awards") and stock options as, in the judgment of the Board of Directors of the Corporation, are appropriate for the office at the time occupied by him in relation to the amounts of LTIP Awards and stock options awarded by the Corporation to other senior officers, which awards shall be payable or exercisable in accordance with the provisions of the Corporation's benefit plans and the terms established by the Board of Directors.

          (d) By granting to him, except as otherwise expressly provided in this Agreement, participation in all benefit plans and personal benefit programs applicable to senior officers of the Corporation, at such times as Mr. McGregor otherwise qualifies for participation pursuant to the terms of such plans or programs, including, but not limited to, the Corporation's split-dollar insurance program, health and life insurance programs, Capital Accumulation Plan, Salaried Employees Retirement
Income Plan, Supplemental Retirement Benefits Plan, and a Club membership in a Country Club and Business Luncheon Club membership approved by the Chief Executive Officer.

     6. Except as otherwise provided herein, in the event that Mr. McGregor is not retained in the employment of the Corporation in at least the President and Chief Operating Officer capacity during the term of this Agreement, or if, during the term of this Agreement, Mr. McGregor shall suffer a total and permanent disability, as determined by a licensed physician selected by the Chief Executive Officer and approved by a majority of the Board of Directors, he may in either case, upon written notice to the Corporation, elect to terminate his employment under this Agreement, and the termination of this employment shall become effective on the date specified in the notice which shall not be later than the last day of the month in which the notice is given. The Corporation may also elect to terminate Mr. McGregor's employment for reasons other than "gross misconduct of duty" as defined in Paragraph 9 below. In the event of any such termination, Mr. McGregor shall be entitled to receive, subject to reduction as provided in the next following paragraph of this Paragraph 6, for the unexpired term of this Agreement, the Base Compensation paid semi-monthly, his Incentive Compensation Bonus for the year in which the termination occurs paid at target and any other benefits referred to in Paragraph 5 hereof the rights to which have vested, all of which shall constitute Mr. McGregor's sole remedy for such termination.

     The parties agree that notwithstanding any provisions to the contrary in this Agreement, the terms of the Stock Option and Long-Term Incentive Plan Agreements entered into between the Corporation and Mr. McGregor pursuant to the Corporation's Long-Term Incentive Plans shall remain in full force and effect and shall operate independently of this Agreement except that if Mr. McGregor's employment is terminated pursuant to the provisions of this Paragraph 6, either because Mr. McGregor elected to so terminate or because the Corporation elected to terminate his employment for reasons other than "gross misconduct of duty", the extent to which an LTIP Unit shall be deemed to have been earned, calculated at the end of the relevant LTIP Performance Period, shall be determined as if Mr. McGregor's employment had not terminated and the LTIP Payment Value shall be multiplied by a fraction, the numerator of which is the number of days he was employed during the relevant Performance Period and the denominator of which is the total number of days in such Performance Period.

     In the event that Mr. McGregor's employment is terminated as provided in this Paragraph 6, and Mr. McGregor should, during the balance of the term of this Agreement accept other gainful employment, the Base Compensation to be received by Mr. McGregor hereunder shall be reduced by the amount of compensation received from such other employment, on a dollar-for-dollar basis. Mr. McGregor shall promptly provide the Corporation with notice of such other employment and provide timely, accurate and complete information with respect to such other compensation.

     7. During a period of three (3) years after Mr. McGregor's termination of employment with the Corporation, Mr. McGregor agrees that he will not accept employment by, or act as a consultant to, any competitor of the Corporation or any firm or corporation which, to the knowledge of Mr. McGregor, intends to become such a competitor, or otherwise engage in any business competitive with or detrimental to the business of the Corporation without first obtaining the written consent of the Corporation. The determination that Mr. McGregor has become employed in any such manner or in any manner detrimental to the Corporation shall be determined by a neutral party mutually agreed upon by the Corporation and Mr. McGregor.

     During and following the term of this Agreement or any termination of his employment as provided herein, Mr. McGregor shall not disclose or make accessible to any unauthorized individual, or make use of (other than in the regular course of the business of the Corporation or any of its subsidiaries) specialized knowledge or information, which he shall have obtained during his employment by the Corporation and which shall not be generally known or recognized as standard industry practice, or information within the public domain. Such "specialized knowledge or information" comprises any technical, economic, financial, marketing or other information, whether patented or not, on processes, products, research, development, operations, and equipment relating to the Corporation or any of its subsidiaries.

     8. Should Mr. McGregor voluntarily resign as President and Chief Operating Officer of the Corporation, otherwise than by reason of total and permanent disability or at the request of the Chief Executive Officer and the Board of Directors of the Corporation, the term of employment under this Agreement shall thereupon cease and Mr. McGregor shall not thereafter be entitled to receive any payments under this Agreement, except (a) Base Compensation through the date on which such termination occurs, (b) the Incentive Bonus Compensation payable pursuant to Paragraph 5(b) hereof through the date on which such termination occurs (calculated on a pro rata basis for the period during which he has been employed).

     9. If the employment of Mr. McGregor shall be terminated for gross misconduct of duty, Mr. McGregor shall not thereafter be entitled to receive any payments under this Agreement other than Base Compensation through the date on which such termination occurs. The existence of gross misconduct of duty shall be determined by a neutral party mutually agreed upon by the Corporation and Mr. McGregor. For purposes of this Agreement, "gross misconduct of duty" shall include, but not be limited to, theft or embezzlement from the Corporation, conviction of the commission of a felony, wrongful disclosure of the Corporation's specialized knowledge or information as defined in Paragraph 7 of this Agreement, direct or indirect employment or engagement in unauthorized activities in competition with the business of the Corporation, or a willful breach of the restrictions against insider trading imposed by the Federal securities laws.

     10. All notices hereunder shall be in writing and delivered or mailed by registered or certified mail, return receipt requested, to the following addresses: If to the Corporation, at its office at 1301 East Ninth Street, Cleveland, Ohio 44114-1860, Attention: Corporate Secretary; and if to Mr. McGregor, at 6 Country Lane, Pepper Pike, Ohio 44124, or to such other address as the Corporation or Mr. McGregor may hereinafter designate to the other in writing for such purpose.

     11. This Agreement shall not be assignable by the Corporation without the written consent of Mr. McGregor except that if the Corporation shall merge or consolidate with or into, or transfer substantially all of its assets to, another corporation or other form of business organization, this Agreement shall bind and run to the benefit of the successor of the Corporation resulting from such merger, consolidation, or transfer. Neither Mr. McGregor nor any person designated by him to receive payments hereunder may assign, pledge, or encumber such interest in this Agreement or any part hereof without the express written consent of the Corporation, this Agreement being personal to Mr. McGregor and the beneficiaries designated by him.

     12.  Nothing herein contained shall prohibit or otherwise limit
Mr. McGregor in receiving or participating in any additional benefit programs in which or pursuant to which the Board of Directors of the Corporation shall determine that Mr. McGregor is eligible for participation.

     13. Any controversy or claim arising out of, or relating to this Agreement, or its breach, shall be settled by arbitration in the city of Cleveland, state of Ohio, in accordance with the then governing rules of the American Arbitration Association. Judgment upon the award rendered may be entered and enforced in any court of competent jurisdiction.

     14. The Corporation shall indemnify Mr. McGregor and hold him harmless for all acts or decisions made by him in good faith while performing services for the Corporation. The Corporation shall also use its best efforts to obtain coverage for him under any insurance policy now in force or hereinafter obtained during the term of this Agreement covering the other officers and the directors of the Corporation against lawsuits. The Corporation shall pay all expenses, including attorney's fees, actually incurred by Mr. McGregor in connection with the defense of such act, suit, or proceeding and in connection with any related appeal including the cost of court settlements.

     15. In the event of any claim, suit, or proceeding resulting from or relating to any dispute, inaccuracy, breach, or failure of performance under this Agreement is resolved in favor of Mr. McGregor, Mr. McGregor shall be entitled to all actual attorney's fees and other related costs pertaining thereto.

     16. This Agreement comprises the entire understanding between the Corporation and Mr. McGregor as to the subject matter hereof and may not be modified except by a writing signed by both the Corporation and Mr. McGregor. This Agreement shall be construed under and be governed by the laws of the State of Ohio.

     IN WITNESS WHEREOF, Mr. McGregor and the Corporation, by a duly authorized officer pursuant to authority of its Board of Directors, have executed this Employment Agreement as of September 3, 1993 but effective as of the day and year first above written.

ATTEST:                                M. A. HANNA COMPANY

/s/  John S. Pyke, Jr.             By  /s/  Martin D. Walker
     Secretary                              Chairman and Chief
                                            Executive Officer



                                       /s/  Douglas J. McGregor